NEWS RELEASE	Exhibit 99.1

HECLA REPORTS PRELIMINARY THIRD QUARTER PRODUCTION

Silver production increased 25%, gold 15%, lead 28%, and zinc 12% over third quarter 2013; Increased Lucky Friday production guidance

FOR IMMEDIATE RELEASE

October 20, 2014

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced preliminary production results¹ for the third quarter ending September 30, 2014.

THIRD QUARTER PRODUCTION HIGHLIGHTS

Third Quarter Ended				Nine Months Ended
	September 30, 2014	September 30, 2013		September 30, 2014	September 30, 2013
PRODUCTION			Increase
Silver	2.9 million ounces	2.3 million ounces	25%	7.9 million ounces	6.4 million ounces
Gold	42,501 ounces	36,966 ounces	15%	132,323 ounces	72,881 ounces
Lead	10,604 tons	8,282 tons	28%	30,467 tons	21,027 tons
Zinc	16,276 tons	14,589 tons	12%	50,750 tons	44,990 tons
Greens Creek	1.9 million silver ounces	1.8 million silver ounces	5%	5.4 million silver ounces	5.6 million silver ounces
Lucky Friday	972,995 silver ounces	479,188 silver ounces²	103%	2,493,385 silver ounces	816,776 silver ounces
Casa Berardi	28,977 gold ounces	23,406 gold ounces	24%	88,859 gold ounces	30,146 gold ounces³

“All three of our mines performed strongly in the third quarter, reporting higher production of silver, gold, lead, and zinc over the prior year, and we expect 2014 silver production to be at the high end of our previous guidance of 9.5 to 10 million ounces,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “During the quarter we continued to advance our capital projects, including #4 Shaft at Lucky Friday, focused our exploration in Mexico and made the final payment of our Superfund settlement, and still ended the quarter with about $222 million in cash, unchanged from the end of the second quarter.”

Hecla expects to report its full third quarter 2014 financial results on November 5, 2014.

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Lucky Friday restarted February 2013 and reached full historic production level in September 2013.
(3)	Increase in gold production due primarily to acquisition of Aurizon Mines Ltd. on June 1, 2013.

Greens Creek

Greens Creek’s third quarter production of 1.9 million ounces of silver exceeded the second quarter production of 1.7 million ounces as well as the third quarter 2013 production of 1.8 million ounces and remains at the high end of the mine’s expected annual production range of 6.5 to 7.0 million ounces of silver. The mill operated at an average of 2,221 tons per day (tpd) for the quarter.

Lucky Friday

Lucky Friday’s third quarter production of 972,995 ounces of silver, an increase of more than 103% over the third quarter of 2013, reflects the impact of the mine now operating at full production levels. Silver production increased by 19% over the second quarter. Due to the strong production in the third quarter, the Company now expects annual silver production at Lucky Friday to be between 3 million and 3.2 million ounces in 2014. The fourth quarter production is expected to be lower than the third quarter due to mine sequencing. The mill operated at an average of 858 tpd for the quarter.

#4 Shaft, a key growth project, is excavated to the 7500 level, and work continues on the 7500 level shaft station. The project is more than 73% complete with projected completion expected in the third quarter of 2016 at a total cost of approximately $215 million.

Casa Berardi

Casa Berardi’s third quarter gold production of 28,977 ounces is comparable to the second quarter production of 28,623 ounces. The mill operated at an average of 2,242 tpd for the quarter.

During the quarter, the West Mine Shaft deepening project reached functional completion with the removal of the bulkhead dividing the operating shaft and the deepened section. This changeover required the shaft to be intermittently closed over a 22-day period which impacted production for the quarter. Production in the fourth quarter is expected to increase as the shaft resumes normal operations, and the Company is maintaining its 125,000 ounce annual gold production guidance for the mine. In 2015, the Company expects to drive a drift from the newly constructed 1010 station to the 118 and 123 ore zones, facilitating materials handling, ventilation, and exploration.

About Hecla

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in five world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements Regarding Preliminary Results

All measures of the Company's third quarter of 2014 financial and operational results and of the Company’s financial condition contained in the news release, including cash on hand, are preliminary and reflect the Company’s expected third quarter 2014 results as of the date of the news release. Actual reported third quarter 2014 results are subject to management's final review as well as review by the Company's independent registered accounting firm and may vary significantly from those expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Cautionary Statements Regarding Forward Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding estimates of annual silver production for 2014 on a consolidated basis and at each of the Greens Creek and Lucky Friday mines, annual gold production for 2014 at Casa Berardi, third quarter 2014 production, cash on hand, expected completion and total cost of the #4 Shaft at Lucky Friday, and expected construction of a drift at Casa Berardi and the possible impact on operations as a result of the project. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

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